UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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XM SATELLITE RADIO HOLDINGS INC.

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XM Satellite Radio Holdings Inc.’s website regarding its merger with Sirius Satellite Radio Inc., which is available at www.XMmerger.com and has information about the proposed merger, has been updated. The updates include the information being filed herewith.

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving Sirius Satellite Radio Inc. and XM Satellite Radio Holdings Inc., including potential synergies and cost savings and the timing thereof, future financial and operating results, the combined company’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of Sirius’s and XM’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of Sirius and XM. Actual results may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statement: general business and economic conditions; the performance of financial markets and interest rates; the ability to obtain governmental approvals of the transaction on a timely basis; the failure of Sirius and XM shareholders to approve the transaction; the failure to realize synergies and cost-savings from the transaction or delay in realization thereof; the businesses of Sirius and XM may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; and operating costs and business disruption following the merger, including adverse effects on employee retention and on our business relationships with third parties, including manufacturers of radios, retailers, automakers and programming providers. Additional factors that could cause Sirius’s and XM’s results to differ materially from those described in the forward-looking statements can be found in Sirius’s and XM’s Annual Reports on Form 10-K for the year ended December 31, 2006, which are filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and Sirius and XM disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Important Additional Information and Where to Find It

This communication is being made in respect of the proposed business combination involving XM and SIRIUS. In connection with the proposed transaction, SIRIUS filed with the SEC a Registration Statement on Form S-4 (Registration No. 333-144845) containing a Joint Proxy Statement/Prospectus and XM and SIRIUS may file with the SEC other documents regarding the proposed transaction. The Joint Proxy Statement/Prospectus was first mailed to stockholders of XM and SIRIUS on or about October 9, 2007. INVESTORS AND SECURITY HOLDERS OF XM AND SIRIUS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS TO IT) AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders may obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus and other documents filed with the SEC by XM and SIRIUS through the web site maintained by the SEC at http://www.sec.gov. Free copies of the Registration Statement and the Joint Proxy Statement/Prospectus and other documents filed with the SEC can also be obtained by directing a request to XM Satellite Radio Holdings Inc., 1500 Eckington Place, NE, Washington, DC 20002, Attention: Investor Relations.

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XM, SIRIUS and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding XM’s directors and executive officers is available in XM’s Annual Report on Form 10-K, for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007 and its proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on April 17, 2007, and information regarding SIRIUS’ directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007, and its proxy statement for its 2007 annual meeting of stockholders, which was filed with the SEC on April 23, 2007. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the Joint Proxy Statement/Prospectus and other relevant materials filed with the SEC.

3

In addition, the “In The News” page of the updated internet website also contains links to the following third-party news articles, editorials, op-eds and blog entries:

Wall Street Still Betting on XM-Sirius Merger

NAB Continues to Lobby Against Deal, Backing Terrestrial Radio

By Glen Dickson — Broadcasting & Cable, 10/9/2007 12:10:00 PM

New York — The proposed merger between XM Satellite Radio and Sirius Satellite Radio should have no problem passing muster with both the Federal Communications Commission and the Department of Justice, according to top Wall Street analysts, and a ruling from the latter could come within the next month.

“Our contacts down there suggest that the merger will go through and it will happen in the next 30-45 days,” said Robert Peck, Bear Stearns managing director and senior analyst, speaking Tuesday at the ISCe Satellite Investment Symposium here.

Peck was referring directly to the DOJ’s pending decision on whether the proposed XM-Sirius merger would conflict with antitrust law. But Peck said he doesn’t expect much opposition from FCC chairman Kevin Martin, either, noting that if Martin wanted to stop the merger, he could have extended the FCC’s review process. Peck added that historically, “never has the FCC gone against the DOJ” in such merger matters.

Cowen & Co. managing director and senior research analyst Thomas Watts was also bullish on the merger’s prospects, saying that he thought it would get approved and that the two companies would soon offer interoperable radios that would be able to receive satellite signals from both companies’ satellites.

Watts also expected the combined company to offer a la carte programming packages, which could potentially reduce consumers’ subscription costs. In general, he thinks the merger would help consumers, not hurt them by eliminating choice.

Both Watts and Peck believe the XM-Sirius merger shouldn’t be compared to the rejected merger between EchoStar Communications and DirecTV, which would have taken a multichannel-TV universe of three providers (with cable) and reduced it to two. Instead, they believe regulators should consider Sirius-XM in the context of an audio universe that includes not only terrestrial- and satellite-radio providers, but also podcasts, iPods, Internet radio and the like.

“There’s only one party against this, and that’s NAB,” Watts said, noting that the National Association of Broadcasters delayed the launch of XM and Sirius by some five years by lobbying against FCC approval of their licenses in the late 1980s.

The NAB, of course, has been representing the interests of terrestrial-radio stations by lobbying against the XM-Sirius deal on the grounds that it would create a monopoly and reduce consumer choice.

Not surprisingly, Peck’s and Watts’ assertions were challenged by NAB executive vice president of media relations Dennis Wharton, who noted that the XM-Sirius merger is being opposed by major consumer and special-interest groups such as Consumers Union and the Black Leadership Forum, as well as some 80 members of Congress.

“The notion that the NAB is the only group opposed to this merger is just not true,” Wharton said.

He added that the merger would put too much control of programming in the hands of Sirius chief Mel Karmazin and dismissed the notions that the combined company would offer true a la carte programming instead of bundled packages of 20 or 30 channels.

Wharton said one of the reasons why the merger has drawn opposition from members of Congress and others was the “trust factor,” adding that XM and Sirius pledged to the FCC years ago that they would create an interoperable radio, but they haven’t delivered it.

“The companies were ordered by the FCC to deliver an interoperable radio, but they’ve never done it,” Wharton said. “Mel said he had one in his office, Where is it?”

Wharton also said the two companies have lacked candor on other issues. XM placed terrestrial repeaters in locations different from where it had it informed the FCC it would place them, he added, and “thousands” of drivers experienced Sirius signals from nearby cars bleeding into their terrestrial receivers and delivering potentially objectionable programming, such as Howard Stern’s program, due to Sirius receivers that didn’t meet FCC standards.

“Let’s not kid ourselves: There is a finite satellite-radio market,” Wharton said. “But if you’re asking the government to give you a monopoly, you have to at least play by the rules.”

Wednesday, October 10, 2007

New York Press

Weiner, Engel Back Sat Radio Merger

Congressman Anthony Weiner, a likely candidate for mayor in 2009, and his colleague Eliot Engel has come out in favor on the impending merger between satellite radio providers XM Radio and Sirius. Both have filed comments supporting the move with the FCC during the last month.

“I believe that this merger will improve the variety and quality of satellite radio services to consumers,” said Engel.

“There is no doubt that the merger would be good for consumers of this service. A merger will allow the two companies to pool their resources, cut costs through economies of scale, boost innovation by bringing together their best and brightest talent, and ultimately make more programming available to subscribers,” said Weiner.

More here.

Citi Analyst: Sirius-XM Deal Has 60% Approval Shot

Amy Gilroy

10 October 2007

TWICE

The proposed merger between Sirius Satellite Radio and XM Satellite Radio has a better than 60 percent chance of passing federal regulation, according to a report published yesterday by Citi Investment Research.

The report said the merged Sirius-XM would achieve a value cost savings of $7 billion to the companies.

Analyst Eileen Furukawa stated, “We believe the probability of getting regulatory approval has shifted recently in favor of Sirius and XM … We believe that the commentary during the Federal Communications Commission open period was more persuasively in favor of XM/[Sirius] … at the same time, we believe XM/[Sirius’] offering of ala carte pricing including a Family Friendly package, should help to appease FCC regulators.”

The report said, however, that government approval or disapproval of the merger is still uncertain as it “will be strongly politically fueled, particularly as we move toward a presidential election year” and that the National Association of Broadcasters continues an “ardent” lobbying effort against the merger.

Specifically, Furukawa placed the chances of merger approval in the high 60-percent range.

A ruling on the merger by the FCC is expected by early December. There is no set time frame for a ruling on the merger by the Department of Justice (DOJ).

The FCC is charged with determining if the merger would be in the public interest and the DOJ determines if the merger would be anticompetitive.

Lots Of Static In Satellite Radio Merger

BY BRIAN DEAGON

INVESTOR’S BUSINESS DAILY

Posted 10/11/2007

In its push for merger approval, satellite radio provider Sirius had 80 attorneys submitting more than six million pages of documents during the three months it prepared its presentation for the Department of Justice.

“Our photo-copying bill alone was more than $1 million,” said Mel Karmazin, chief executive of Sirius Satellite Radio. (SIRI)

In February, Sirius announced plans to buy XM Satellite Radio, (XMSR) the only other satellite radio firm, for $4.6 billion in stock. The National Association of Broadcasters, which represents conventional radio stations, immediately opposed the deal.

Since then, consumer groups, business organizations and others have jumped in on both sides. Four congressional hearings have been held. Regulators are expected to decide by year’s end — and analysts say it remains a 50-50 proposition.

“It’s been extensively time-consuming, frustrating and painful,” Karmazin said. “But we’re optimistic it will go through.”

Approval would be a huge boost for XM and Sirius, but neither they nor analysts say the merger is essential to their survival. The two combined have invested more than $10 billion in their businesses but still continue to report big operating losses. In 2006, Sirius lost $1.1 billion on revenue of $637 million. XM lost $719 million on revenue of $933 million. At the least, a merger would cut hundreds of millions in operating costs annually.

“Consolidation may be crucial for them,” said David Shor, director of interactive media for Wingman Media, a broker of ads for both terrestrial and satellite radio.

Ruling Expected This Year

The DOJ is expected to rule on whether the merger violates antitrust law by year’s end. The Federal Communications Commission is expected to rule shortly thereafter as to whether the merger is in the public’s interest. Approval is required by both.

The NAB is going all-out to scuttle the merger, which it says would create a monopoly.

“Our opposition is based on turning the two companies into one, thus creating a monopoly,” said Dennis Wharton, an NAB spokesman. “Governments recognize monopolies are bad for consumers because it leads to higher prices and less innovation.”

But Karmazin, a former head of Viacom, (VIA) CBS (CBS) and Infinity Broadcasting, says the competitive landscape has shifted markedly since 1997, when regulators gave XM and Sirius the go-ahead. They started service about six years ago.

Regulator approval, though, came with the stipulation that the two winners of the spectrum auction that created satellite radio — which became Sirius and XM — could not merge.

Karmazin, who would be CEO of the merged company, argues that much as changed since then. People have more entertainment choices with the emergence of portable music players, Internet-based radio, music-playing cell phones and other devices. Just emerging is high-definition radio, which improves sound quality and some say could more than double the number of terrestrial radio channels.

About 1,150 radio stations currently broadcast in high-def. Nearly 14,000 stations exist nationwide.

One Rival: Internet Radio

“In 1997, there were no iPods or cell phones playing audio,” Karmazin said. “Internet radio is now booming. You have radio (input) jacks for MP3 players. Bluetooth technology in cars allows your cell phone to broadcast through speakers. Why should the market be concerned about two satellite radio companies combining?”

Wharton demurs.

“It’s a clever argument on their part,” he said, “but the fact is two companies with a national audio entertainment service who are hotly competitive with each other want to turn into one. That’s a monopoly.”

Satellite radio has had little impact on terrestrial radio, even after Sirius last year took the big move of signing radio star Howard Stern. Sirius and XM combined have 14 million subscribers. That represents just 3.4% of national radio listeners, according to Arbitron.

XM and Sirius don’t say they can’t survive without merging, and analysts don’t say they’re doomed without a merger. Both continue to put forth optimistic forecasts in subscriber growth and say they’re on the road to profitability.

Distinct, Or Part Of The Crowd?

Analysts say merger approval could come down to whether regulators see satellite radio as a distinct service on its own or as a service that competes for listeners with all products and services that dish up sound.

The issue has resulted in something of a balancing act for traditional radio, which call satellite radio sort of a competitor and sort of not a competitor.

The largest U.S. radio station company, Clear Channel Communications, (CCU) in its 2006 annual report says its competitors include satellite radio as well as the Internet, wireless media alternatives and cellular phones.

The NAB has made similar comments.

But that viewpoint shifted when XM and Sirius revealed their plans to merge. The NAB began stating that satellite radio was a unique market unto itself — a duopoly that would become a monopoly. A month later their position shifted again, as stated in a letter to Congressman John Conyers, chairman of the House Judiciary Antitrust Task Force, by NAB President David Rehr.

XM and Sirius “definitely impact the business of broadcasters in local markets,” Rehr wrote: “Every person who listens to satellite radio is one person not listening to a local radio station.”

On the other hand, NAB says satellite radio is much different than traditional radio, which is local or regional. Sirius and XM offer 133 and 170 channels, respectively, that broadcast nationally.

The NAB’s Wharton says what that means is this: “Sirius and XM compete directly with us, but we don’t compete directly with them because we don’t have a national audio entertainment footprint like they do.”

That position causes merger proponents to howl.

“It’s a novel, one-way competition argument, and a rather difficult position to maintain,” said XM Chairman Gary Parsons. “They recognize that to admit we are competitive with them — when they have 95% of radio listeners — from a DOJ or antitrust perspective it’s almost game, set, match (in our favor).

“They know that they cannot adopt a situation saying we both compete with each other. But their regulatory and legal filings of their members for years have been saying that satellite radio is a competitor.”

XM and Sirius, looking to allay monopoly fears, in July revealed plans to offer an a la carte pricing plan.

Subscribers now pay $12.95 a month. If the merger is approved, one option would let subscribers choose 50 channels for $6.99.

“There is no question that a combined company would look at whether they can increase their prices,” said Shor, the radio ad broker. “But it’s more likely that they’d be looking at better incentives that reduce the short-term cost” on the bet that users will stay with them.

Merger has “high 60%” probability of success, says Analyst

23 comments

Tuesday, October 9, 2007 at 11:43 AM

Tags: Merger, Satellite Radio, SIRI, XMSR

Citigroup analyst Eileen Furukawa issued a highly bullish report this morning, who feels that SIRI and XMSR stocks are currently undervalued and that the pending XM-Sirius merger has a “high 60%” probability of success.

Furukawa says that a “detailed, item line analysis” of a merger of XM Satellite Radio Holdings Inc. with Sirius Satellite Radio Inc., found that the satellite radio marriage could create “present value” cost savings of $7 billion - with 10%-20% savings across customer service, programming, R&D, sales and marketing and other areas.

In addition, although she does not specifically factor this into her model, Furukawa says that the combination “could drive higher ad revenues given larger combined reach.” Furukawa’s model also doesn’t include savings on capital expenditure from shifting to a single system, which she feels could be worth $750 million long term.

Furukawa says that XM’s stock price at last night’s close reflects a 24% chance that the pending merger of the two companies succeed, a view which she says is too bearish. The Citigroup analyst thinks the deal has a “high 60%” probability of success.

She gives the stock a “probability weighted” target price to $19.50, up from her previous target of $15, but she also says that the company could be worth $23 a share if all of the synergies she sees are realized.

Both XMSR and SIRI were up significantly this morning on the news.

[via Barrons]

Sirius/XM highlight latest merger supporters

0 comments

Wednesday, October 10, 2007 at 12:31 PM

Tags: Merger, Merger Support, Sirius, XM

In a press release that just went over the wires, Sirius and XM are making sure that folks know of the recent public support for their pending merger.

From members of Congress like Rep. Engel (D - NY), Rep. Boucher (D - VA), Rep. Weiner (D - NY) and Rep. Sessions (R - TX); to automaker (and Sirius partner) Kia Motors; to consumer advocate groups that most people here have never heard of; to unlikely bedfellows Charlie Daniels, Cousin Brucie and Deepak Chopra - the satcasters are beating the PR drum as we get down to the final hour.

Here’s some of the better quotes in my opinion (the rest are viewable after the jump):

“The proposed merger should be considered in the context of a broad market definition, which includes the entire marketplace for audio entertainment. Under such an appropriate definition, the merger would combine only a small percentage of the market, but would lead to significant pro-consumer benefits. I, therefore, believe the merger is in the public interest and urge that the Commission approve it.” (Rep. Rick Boucher, September 4, 2007)

“There is no doubt that the merger would be good for consumers of this service. A merger will allow the two companies to pool their resources, cut costs through economies of scale, boost innovation by bringing together their best and brightest talent, and ultimately make more programming available to subscribers.” (Rep. Anthony Weiner, September 12, 2007)

“IWF is also interested in the increased efficiencies of a combined company and greater competition from other audio providers that would increase the speed to market of new and advanced technologies in satellite radio and audio entertainment. These are exactly the kinds of byproducts fueled by a free market that would simply not be possible without a merger of the two companies.” (Michelle D. Bernard, Independent Women’s Forum, October 1, 2007)

“The merger between SIRIUS and XM will further enhance Kia’s goal of providing our customers with high-quality, high-value products. We believe that it is in our customer’s interest and the public interest to allow SIRIUS and XM to merger.” (Kia Motors, August 21, 2007)

“Truckers were among the first satellite radio customers and many continue to be very loyal listeners. They also will have a lot to gain from this proposed merger. Once this deal is approved, truckers and others who spend many hours on the road will have a greater range of programming choices and packages available to them.” (Charlie Daniels, October 2, 2007)

More after the jump…

And here’s the rest…

“I believe that this merger will improve the variety and quality of satellite radio services to consumers.” (Rep. Eliot Engel, September 18, 2007)

“There is no doubt that the merger would be good for consumers of this service. A merger will allow the two companies to pool their resources, cut costs through economies of scale, boost innovation by bringing together their best and brightest talent, and ultimately make more programming available to subscribers.” (Rep. Anthony Weiner, September 12, 2007)

“We believe a combined Sirius-XM will strengthen satellite radio and the broader audio entertainment market, opening the door to expanded programming and production opportunities for Latino technology professionals.” (Jose A. Marquez, Latinos in Information Sciences and Technology, October 9, 2007)

“Satellite radio has given me an opportunity to have a more personal relationship with listeners from all over the country, who can call in for one-on-one conversations about health, spirituality, relationships and success. The merger between SIRIUS and XM will help to ensure that positive programming like mine is available to a greater number of listeners at lower prices than ever before.” (Deepak Chopra, October 8, 2007)

“My contemporaries and I appreciate that the music that influenced our generation is able to live on with satellite radio, and we are truly excited that this merger will allow even more Americans to rediscover music that paved the way for today’s hits. I encourage the Department of Justice and the Federal Communications Commission to continue to allow listeners to hear the unique programming satellite radio offers by approving this merger as quickly as possible.” (Cousin Brucie, September 26, 2007)

“By giving consumers lower priced programming options and increased variety of content, this combination proves to be in the public interest. So in the spirit of consumer benefit for Elvis fans and radio listeners nationwide, I strongly encourage you to expeditiously authorize the proposed merger of SIRIUS and XM. (Jack Soden, Elvis Presley Enterprises, October 5, 2007)

John Gorman’s Media Blog

By John Gorman

October 12, 2007

NAB’s Fumbles: “Stop the clock, I want to get off!”

If I looked up ‘David Rehr’ on one of those classmates websites would I learn that he was the kid they picked on at school?

If I looked up ‘David Rehr’ would I learn that the two words he used the most in school was, “I’m tellin’?”

If I looked up ‘David Rehr’ would I learn that he never played sports because he always dropped the ball?

If I looked up ‘David Rehr’ would his yearbook read, “Most likely not to succeed?”

Fumbles, there comes a time when you got to get tough and that was when you were hired to head the National Association of Broadcasters.

Instead, we got a wimp.

You just can’t find good help anymore.

What is it about a unified XM-Sirius that frightens you? Step back, take a deep breath, chew on a Xanax and get control of yourself.

Stopping the clock? Mel nearly had a bilateral hernia from laughing so hard. Much ado about nothing. You agreed, albeit reluctantly, with the FCC on their 180 day deal merger decision.

You can’t raise your hand and say, “Not fair.” That didn’t work when the big kids shot spitballs at you or knocked the books out of your hands – and it’s not going to work now.

Desperate times call for desperate measures and when the going gets tough, Fumbles writes long letters and petitions. In this case, nine pages of drivel, which you can read here, tidied up in a cute pdf file:

http://www.nab.org/xert/corpcomm/pressrel/releases/100907_Defer_FOIA_XMSIRI.pdf

Fumbles has even taken to calling it, “a government sanctioned merger.” He’s not making any friends in high places. Then again he never had any to begin with.

Do you know how to find the NAB offices without a map? Just follow the stench of fear.

Okay, XM and Sirius hired all the right lobbyists while you threw away your war chest on John Ashcroft. Get past that, Fumbles.

You want more time – let me repeat – more time - to examine internal documents you expect to receive through a Freedom of Information Request in hopes of finding some wrong doing at Sirius?

Fumbles, I know your obsessed with finding the memo, the note, or the e-mail that proves your conspiracy theories on their ground-based transmitters and repeaters?

You’d better hope that the tables aren’t turned on you – and a lot of the rule-bending radio faux pas that have occurred over the past decade – accidental or deliberate – aren’t revealed about one or more of your members.

Sure, there’s that SEC 10-K filing that had “certain Sirius personnel” requesting that “manufacturers produce Sirius radios that were not consistent with FCC rules.”

And I’m sure you’ll find some little old lady who unitentionally picked up the Howard Stern show or the adult comedy channel on Sirius instead of the NPR or religious station she usually listens to—and her quality of life was forever damaged after hearing a couple of four-letter words.

Don’t you hate when that happens?

Here’s your dilemma, Fumbles. There’s been a fair share of – how can we put it – accidentally on purpose errors committed by the radio chains you represent. Maybe there were a few move-ins that weren’t exactly what one would call legal?

I know, I know, Fumbles. You share that predicament with the FCC, which just can’t keep up with the paperwork – as if by design – on all the buying, selling, trading, and swapping – mostly from a company whose initials are CC.

So you fear the FCC will equalize those evils by tossing one satellite radio’s way? Is that what has you cowering?

Satellite radio is not the enemy. Friendly fire is.

The NAB is supposed to be in a leadership role for the stations it represents. So try being a leader – not a tattletale – because if you play that card, you’re going to lose.

Maybe you’ve forgotten that Mel’s an ex-radio guy – and knows where all the post-deregulation terrestrial radio bodies are buried.

But he’s not your worst enemy. You are.

Let the merger happen. It’s not going to slaughter terrestrial radio. It may, in fact, help it.

Fumbles, consider this.

Who says a combined XM-Sirius won’t get competition from a new satellite radio contender? Ever hear of Primosphere? More about them another time.

Fumbles, we know that you’re faxing and e-mailing your resume to any interested party. The bad news is that there aren’t any parties interested in you.

Unless the god Fumbles prays to comes through, he’s going to be living with – at best – a three to two vote in favor of the merger. The Justice department? They’ve already made up their mind. Sorry, Fumbles, you’re toast.

Most people know how to take something significant and restructure it into the symbol their circumstance requires. You’re not one of them.

Fumbles, we know that you’ve even solicited the Consumer’s Union to secure their anti-merger support. Shocking! You actually had to grovel to a liberal organization.

You’re off Ashcroft’s Christmas card list for that one.

You can’t predict the future, you can only create it. What kind of future have you created for the NAB, Fumbles?

In addition, the “What People Are Saying” page of the updated internet website also contains links to the following letters and statements included on the internet website:

Jack Soden
Chief Executive Officer

October 5, 2007

The Honorable Thomas Barnett

Assistant Attorney General

Antitrust Division

United States Department of Justice

950 Constitution Avenue, NW

Washington, DC 20530

The Honorable Kevin J. Martin, Chairman

Federal Communications Commission

445 12th Street, SW

Washington, DC 20554

Dear Assistant Attorney General Barnett and Chairman Martin:

On behalf of Elvis Radio, I am writing this letter to encourage you to approve the proposed merger of SIRIUS Satellite Radio Inc. and XM Radio Inc. Elvis Radio is an all Elvis, all the time radio station that broadcasts live from Graceland and features just about everything that Elvis ever recorded, including music from the early years, his classics, his comebacks, the rarities, and live tracks, as well as various talk shows about Elvis.

Like Elvis fans, satellite radio listeners are diverse. This merger not only promises to provide more options and a wider array of content for varied interests, but through the recently announced a la carte packages, it will also allow listeners to make more individualized choices regarding the programming they wish to receive. A range of programming options will be available at varied price points, promoting greater satellite radio accessibility and consequently expanding the universe of potential listeners.

In a recent, national survey of voters, an overwhelming 70 percent of respondents said that new a la carte packages to be offered following the merger would benefit consumers. Further, respondents in the same survey agreed by a more than 2-1 margin that the merger itself was in the public interest and should be approved. Support for the merger has been echoed by some of the nations foremost print publications, including USA Today, The Wall Street Journal, The Los Angeles Times and The Chicago Tribune.

By giving consumers lower priced programming options and increased variety of content, this combination proves to be in the public interest. So in the spirit of consumer benefit for Elvis fans and radio listeners nationwide, I strongly encourage you to expeditiously authorize the proposed merger of SIRIUS and XM.

Sincerely	3734 Elvis Presley Blvd.
Memphis, TN 38116 tel: 901-332-3322
Jack Soden	tel: 800-238-2010

Elvis.com

the path to wellness begins here

October 8, 2007

The Honorable Thomas Barnett

Assistant Attorney General

Antitrust Division

United States Department of Justice

950 Constitution Avenue, NW

Washington, DC 20530

The Honorable Kevin J. Martin

Chairman

Federal Communications Commission

445 12th Street, SW

Washington, DC 20554

Dear Assistant Attorney General Barnett and Chairman Martin:

On behalf of myself and the staff of Deepak Chopra’s Wellness Radio, I am writing to express my support for the merger of SIRIUS Satellite Radio and XM Satellite Radio. My show on SIRIUS allows me to reach a critical mass of people with a message of self development and personal and social transformation. At Deepak Chopra’s Wellness Radio, we endeavor to put today’s news in the context of mind and body wellness.

Too often, traditional AM/FM radio lacks the kind of programming that speaks to a diverse point of view, such as mine. Satellite radio provides me a unique forum for content aimed at empowering listeners to improve their own lives and the lives of those around them. I am very excited at the prospect of the SIRIUS-XM merger, as it will enable an even greater number of Americans to have access to this kind of content.

A perfect example of this is the “Family Friendly” tier of programming that will be available following the merger. Listeners who chose this option will have access to uplifting content from SIRIUS and XM, as well as the best music, sports and news, without paying for material they find inappropriate. Further, listeners in rural areas who have access to only a limited selection of terrestrial radio stations will have access to the wide range of programming choices that SIRIUS and XM offer without having to buy a new radio. There truly is something for everyone.

Satellite radio has given me an opportunity to have a more personal relationship with listeners from all over the country, who can call in for one-on-one conversations about health, spirituality, relationships and success. The merger between SIRIUS and XM will help to ensure that positive programming like mine is available to a greater number of listeners at lower prices than ever before.

In order to ensure that listeners continue to have access to more programming choices at lower prices, I urge you to approve the proposed merger of SIRIUS and XM.

Sincerely,

Deepak Chopra

CHOPRA.COM
2013 COSTA DEL MAR | CARLSBAD, CA 92009 | 888.424.6772 | Fax 760.494.1608

Latinos in Information Sciences and Technology Association

LISTA National Board

Kaleil Isaza Tuzman

JumpTV

National Chair

Jose Marquez-Leon President/CEO

Chris Rodriquez

ACP Consulting

EVP /COO

Henry Quiero

Diverse Community

EVP Member Services

Jeff Vigil

Interblock

National CIO

Mauricio Ambriz

National Treasurer/CFO

US-Mex Media, LLC

Hector Munoz

National Secretary

President, LISTA Conn.

Jose Rojas

Genx Solutions

President, LISTA NY

Melissa Minchala

DataVelocity

President, LISTA NJ

Andres Jordan

Deutche Telecom

President, LISTA

Washington, DC

Mauricio Guadamuz

Lockheed Martin

President, LISTA GA.

Osterman Matos

Osystec

President, LISTA Florida

David Contreras

IBM

President, LISTA LA

October 09th, 2007

Ms. Marlene Dortch, Secretary

Federal Communications Commission

Office of the Secretary

445 12th Street, SW

Room TW-B204

Re: Consolidated Application for Authority to Transfer Control of XM Radio Inc. and Sirius Satellite Radio Inc., MB Docket No. 07-57

Dear Ms. Dortch,

As an organization representing the interests of Latinos employed in the IT, IS, and telecommunications industry, the Latinos in Information Science and Technology Association (LISTA) has seriously considered the impact a merger of Sirius and XM satellite radio will have on minority telecommunications professionals and the broader Hispanic listening audience. For the reasons outlined below, LISTA urges the Federal Communications Commission (FCC) to approve the pending merger between Sirius and XM.

At the core of LISTA’s work is a commitment to increasing Latino representation in the information sciences, telecommunications and technology industries. We believe a combined Sirius-XM will strengthen satellite radio and the broader audio entertainment market, opening the door to expanded programming, employment, business and production opportunities for Latino technology professionals and entrepreneurs who are interested in the satellite industry.

Both SIRIUS and XM are competing in a complex, rapidly evolving market of cutting edge technology and innovation. By merging, the companies will stand to greatly benefit from shared technical knowledge and combined resources that will in turn improve opportunities for Hispanics in this field. The two companies are using their role as innovators to help educate and train more Hispanic engineers, programmers, and others integral to satellite radio while developing opportunities in business. A stronger, more competitive satellite radio company will enhance opportunities for Latinos in technology and telecommunications, helping bridge the digital divide.

In addition, LISTA supports an improved satellite radio and the continued development of the technology which will ensure that there is continued growth for Latinos and our community in this industry and help the development of Latino professionals in and expand the science and technology of satellite radio.

In closing, LISTA believes a combined company will make satellite programming more diverse and accessible to our community. In light of these benefits to minority technology professionals we urge the FCC to approve the Sirius-XM merger.

If you require additional information, please feel free to contact me at this telephone number 917-578-0521.

LISTA National Headquarters 331 W. 57thStreet #373 New York, NY 10019

TELEPHONE: (347) 632-4542

EMAIL:info@a-lista.org • WEBSITE: www.a-lista.org

Latinos in Information Sciences and Technology Association

Cordially,

President/CEO and Founder LISTA

CC:MR

CC:JAM

LISTA National Headquarters 331 W. 57thStreet #373 New York, NY 10019

TELEPHONE: (347) 632-4542

EMAIL:info@a-lista.org • WEBSITE: www.a-lista.org